Exhibit 10.5

SECOND AMENDED AND RESTATED SMART BALANCE, INC.
STOCK AND AWARDS PLAN

Section 1.             Purpose and Construction.
(a)           Purpose.  This Amended and Restated Smart Balance, Inc. Stock and Awards Plan (the “Plan”) has three complementary purposes: (a) to promote the long-term growth and financial success of Smart Balance, Inc. (the “Company”); (b) to induce, attract and retain outstanding officers, employees, consultants and advisors; and (c) to increase shareholder value. The Plan is designed to accomplish these goals by providing Participants with incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock.

(b)           Construction.  Capitalized terms used in this Plan shall have the meanings set forth in Section 12, unless the context clearly requires otherwise. Awards made under this Plan and the accompanying Award Agreements are intended to (i) be performance based compensation which satisfies the requirements of Code Section 162(m)(4)(C) and (ii) except for Awards of Restricted Stock Units, not constitute non-qualified deferred compensation for purposes of Code Section 409A.  The Committee shall have the authority to interpret and apply the terms of the Plan or any Award Agreement consistent with such intentions.

(c)           Deemed Amendment.  Any non-complying provision of the Plan and any Award Agreement issued under the Plan shall be deemed amended to the extent necessary to preserve these intended tax consequences.  Nothing in this Plan shall be construed, interpreted or applied in any way that would conflict with any provision of the Company’s Restated Certificate of Incorporation.

(d)           Effective Date and Shareholder Approval.  This Plan became effective on May 21, 2007.  The Plan was amended and restated by action of the Board of Directors effective August 7, 2008 in order to bring the Plan into full compliance with the requirements of Section 409A of the Code and the final Treasury Regulations issued thereunder and further amended and restated in the form of this Second Amended and Restated Plan by action of the Board of Directors to be effective May 21, 2007.

Section 2.             Shares Reserved Under this Plan.
(a)           Plan Reserve.  An aggregate of 12,150,000 Shares are reserved for issuance under this Plan, provided that no more that 1,930,000 Shares may be awarded as restricted stock or restricted stock units.  The maximum number of Shares that may be the subject of Awards (Options, Restricted Stock or Restricted Stock Units) granted to a Participant in any calendar year may not exceed 3,000,000 Shares. The number of Shares covered by an Award under the Plan shall be counted on the date of grant of such Award against the number of Shares available for granting Awards under the Plan.  Any Shares delivered pursuant to the exercise of an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury shares.  Under no circumstances, may any Award be made effective prior to the date that such Award is approved by the Committee.

(b)           Share Adjustment.  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event (collectively referred to as “Events”) affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of: (i) the number and type of Shares subject to the Plan and which thereafter may be made the subject of Awards under the Plan; (ii) the number and type of Shares subject to outstanding Awards; and (iii) the exercise price with respect to any Option (collectively referred to as “Adjustments”); provided, however, that Awards subject to grant or previously granted to Participants under the Plan at the time of any such Event shall be subject only to such Adjustments as shall be necessary to maintain the proportionate interest of the Participants and preserve, without exceeding, the value of such Awards; and provided further that the number of Shares subject to any Award shall always be a whole number.  All such adjustments shall be made so that the adjustments do not result in the grant of a new Award for purposes of Section 409A of the Code or cause the Company to record a new compensation charge for financial reporting purposes.

(c)           Replenishment of Shares Under this Plan.  The number of Shares reserved for issuance under this Plan shall be reduced only by the number of Shares actually delivered in payment or settlement of Awards, including Restricted Stock and Restricted Stock Units.  If an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan.  If Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, or if Shares, including previously owned Shares or newly issued shares, are delivered by a Participant to the Company in satisfaction of any employment or income tax withholding obligation or in payment of the exercise price of an Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan.

Section 3.             Plan Administration and Operation.
(a)           Administrative Authority.  Subject to any limitations or restrictions under the Company’s Restated Certificate of Incorporation, the Plan shall be administered by, and Committee shall have full authority to administer this Plan, including the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect, and (iv) make all other determinations necessary or advisable for the administration of this Plan.

(b)           Awards.  The Committee has full authority to designate from time to time which Participants shall receive Awards under this Plan and the nature and scope of such Awards. The Committee may consider such factors as it deems pertinent in selecting whether a Participant will receive any Award(s) and in determining the types and amounts of Awards and in setting any Performance Goals, vesting periods, or other conditions or limitations. In making such selection and determination, factors the Committee may consider include, but will not be limited to: (a) the Company’s financial condition; (b) anticipated profits for the current or future years; (c) the Participant’s length of service or experience; and (d) other compensation that the Company provides or has agreed to provide to the Participant. The Committee’s decision to provide a Participant with an Award in any year will not require the Committee to designate such person to receive an Award in any other year.

(c)           Committee Action and Delegation.  A majority of the members of the Committee will constitute a quorum, and a majority of the Committee’s members present at a meeting at which a quorum is present must make all determinations of the Committee. The Committee may make any determination under this Plan without notice or meeting of the Committee by a writing that a majority of the Committee members have signed. To the extent applicable law permits, the Board may delegate to another committee of the Board or the Committee may delegate to specified officers of the Company any or all of the authority and responsibility of the Committee.  If such a delegation has been made, then all references to the Committee in this Plan include such other committee or one or more officers to the extent of such delegation.  Except to the extent prohibited by applicable law, the Committee may also authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents previously approved by the Committee.

(d)           Review of Committee Decisions.  All Committee determinations are final and binding upon all interested parties and no reviewing court, agency or other tribunal shall overturn a decision of the Committee unless it first determines that the Committee acted in an arbitrary and capricious manner with respect to such decision.

(e)           Committee Indemnification. No member of the Committee will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless all Committee members to the maximum extent that the law and the Company’s bylaws and Restated Certificate of Incorporation permit.

Section 4.             Discretionary Awards.
Subject to the terms of this Plan, including Section 7 below, the Committee has full power and authority to determine: (a) the type or types of Awards to be granted to each Participant (i.e., Options, Restricted Stock and/or Restricted Stock Units); (b) the number of Shares with respect to which an Award is granted to a Participant, if applicable; and (c) any other terms and conditions of any Award granted to a Participant. Awards under this Plan may be granted either alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Company Entity). The Committee may grant multiple Awards and different types of Awards (e.g., Options, Restricted Stock and/or Restricted Stock Units) to individual Participants at the same time.  All awards shall be evidenced by written Awards Agreements.

Section 5.             Options.
(a)           Exercise Price of Options.  For each Option, the Award Agreement will specify (i) the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option on the Grant Date, and (ii) the method or methods by which a Participant may pay the exercise price or satisfy his or her Tax Obligation with respect to such Option, including net or cashless exercise procedures.

(b)           Terms and Conditions of Options.  The Award Agreement shall also set forth all other terms and conditions of the Option, including the term of the Option, any vesting schedule and any Performance Goals.  Subject to the terms of the Plan, an Option will be exercisable at such times and subject to such conditions as the Committee specifies in the Award Agreement, including, but not limited to, any Performance Goals. Notwithstanding the preceding, each Option must terminate no later than ten (10) years after the Grant Date.

Section 6. Restricted Stock and Restricted Stock Units.
(a)           Subject to the terms of the Plan, each Award of Restricted Stock and/or Restricted Stock Units may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, (i) vesting schedules, (ii) Performance Goals, and (iii) the method or methods by which a Participant may satisfy his or her Tax Obligation with respect to such Award, including reducing the number of Shares delivered to the Participant.  The foregoing notwithstanding, each award of Restricted Stock and/or Restricted Stock Units Option (i) shall be payable only in Shares and (ii) must be subject to a substantial risk of forfeiture (not withstanding the fulfillment of any Performance Goal) for a period of at least one (1) year.

(b)           Awards of Performance-Based Restricted Stock may be granted to certain Participants that are employed at a level of Vice President or higher. Each Award of Restricted Stock that is Performance-Based Restricted Stock shall specify the number of Shares of Performance-Based Restricted Stock to which it relates, the Performance Goals which must be satisfied in order for the such Shares to vest and restrictions thereon to lapse, and the Performance Cycle within which such Performance Goals must be satisfied, and may require that an appropriate legend be placed on Share certificates.

(c)           The Performance Goals with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Goals remain substantially uncertain.

(d)           Effect of Certain Events.  At the time of the granting of an Award of Performance-Based Restricted Stock, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Award of Performance-Based Restricted as performance-based compensation which satisfies the requirements of Section 162(m)(4)(C), the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

(e)           Determination of Performance.  Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Award of Performance-Based Restricted Stock that is made to an Eligible Employee who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Goal has been satisfied to the extent necessary for such Award to qualify as performance-based compensation in accordance with Section 162(m)(4)(C) of the Code.  An Award Performance-Based Restricted Stock may be reduced at any time before payment or lapsing of restrictions.

Section 7.             Effect of Termination of Employment.
(a)           Award Limitations.  Subject to the limitations set forth in Section 7(b) below, the Committee shall, in its discretion, determine the consequences under any outstanding Award(s) if the Participant has a Separation From Service for any reason. The restrictions under Section 7(b) and any other limitations imposed by the Committee under this Section 7(a) shall be included in the Award Agreement.  Unless otherwise stated under the Award Agreement, if a Participant has a Separation From Service, all non-vested Options, Restricted Stock and Restricted Stock Units shall immediately be forfeited and all vested Options shall terminate and be forfeited if not exercised within ninety (90) days of such Separation From Service.  The foregoing notwithstanding, in the event that the Separation From Service is due to the Participant’s death or Disability, all non-vested Options shall vest upon such death or termination and all Options shall terminate and be forfeited if not exercised within one (1) year of the Separation From Service or prior to the expiration of the term of the Option, if sooner.  When a Participant has a Separation From Service, the Committee, in its sole discretion, is authorized to (i) accelerate vesting of non-vested Awards, (ii) grant Participant’s longer periods to exercise Options following a Separation From Service, consistent with the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(C), or (iii) allow continued vesting of Options, Restricted Stock or Restricted Stock Units, on such terms and conditions as the Committee may deem reasonable and appropriate; provided however, that the Committee may not accelerate Awards of Performance-Based Restricted Stock upon a Separation From Service that is not due to death or Disability or occurs upon a Change of Control.

(b)           For Cause Termination.  Notwithstanding any provision in this Plan or in any Award Agreement, if a Participant’s employment is terminated by the Company for Cause, then all Awards previously granted to such Participant shall immediately be forfeited retroactively to the date the Participant first engaged in the conduct that was the basis for such termination.

Section 8.             Non-Transferability.
(a)           Awards.  Except as otherwise provided in this Section or as the Committee otherwise provides in the Award Agreement, Awards granted under this Plan are not transferable by a Participant, other than by will or the applicable laws of descent or distribution.  During the lifetime of the Participant, Options may be exercised only by the Participant.  Following the death of a Participant, Options may be exercised, consistent with the terms of the Option, by the Participant’s legal representative or a transferee of such Participant by will or applicable law of descent or distribution.

(b)           Shares.  Shares received in connection with an Award of Restricted Stock are not transferable until the applicable restrictions lapse.  Shares received in connection with other Awards are transferable, subject to any restriction on transfer imposed by applicable securities laws.

Section 9.             Amendment and Termination of the Plan and Awards.
(a)           Term of Plan.  This Plan will terminate on, and no Award may be granted after, the ten (10) year anniversary of the Effective Date, unless the Board earlier terminates this Plan pursuant to Section 9(b).

(b)           Termination and Amendment.  The Board may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to shareholder approval if: (i) shareholder approval of such amendment(s) is required under the Exchange Act; (ii) shareholder approval of such amendment(s) is required under the listing requirements of principal securities exchange or market on which the Shares are then traded (to maintain the listing or quotation of the Shares on that exchange); or (iii) the amendment will: [a] materially increase any number of Shares specified in Section 2(a) (except as permitted by Section 2(b)); [b] shorten the restriction periods specified in Section 6; or [c] modify the provisions of Section 9(e).

(c)           Amendment, Modification or Cancellation of Awards.  Except as provided in Section 9(e) and subject to the requirements of this Plan, the Committee may waive any restrictions or conditions applicable to any Award or the exercise of the Award, and the Committee may modify, amend, or cancel any of the other terms and conditions applicable to any Awards by mutual agreement between the Committee and the Participant or any other persons as may then have an interest in the Award, so long as any amendment or modification does not increase the total number of Shares issuable under this Plan (except as permitted by Section 2(b)), but the Committee need not obtain the Participant’s (or other interested party’s) consent for the cancellation of an Award pursuant to the provisions of Section 2(b).  Notwithstanding anything to the contrary in this Plan, the Committee shall have sole discretion to alter the selected Performance Goals.  The foregoing notwithstanding, no modification, extension, amendment or cancellation of any terms and conditions of any Award shall be made to the extent such action would violate the requirements of Section 409A of the Code or which would result in such modification, extension, amendment or cancellation being treated as a new Option grant pursuant to Treas. Reg. § 1.409A-1(b)(5)(v).

(d)           Survival of Committee Authority and Awards.  Notwithstanding the foregoing, the authority of the Committee to administer this Plan and modify or amend an Award shall extend beyond the date this Plan is terminated. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e)           Repricing Prohibited.  Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 2(b), neither the Committee nor any other person may decrease the exercise price for any outstanding Option granted under this Plan after the date of grant nor allow a Participant to surrender an outstanding Option granted under this Plan to the Company as consideration for the grant of a new Option with a lower exercise price.

Section 10.           Change of Control.
To the extent not prohibited under the Restated Certificate of Incorporation and except to the extent otherwise provided in the applicable Award Agreement, in the event of a Change of Control, the following rules shall apply.

(a)           Options.  All unvested Options shall vest and become fully exercisable upon the occurrence of a Change of Control without regard to any Performance Goal or vesting schedule set forth in the applicable Award Agreement;

(b)           Restricted Stock.  All unvested Restricted Stock shall vest and cease to be subject to any substantial risk of forfeiture upon the occurrence of the Change of Control without regard for any Performance Goal or vesting schedule set forth in the applicable Award Agreement; and

(c)           Restricted Stock Units.  All unvested Restricted Stock Units shall vest and be converted into Shares upon the occurrence of the Change in Control without regard for any Performance Goal or vesting schedule set forth in the applicable Award Agreement.

Section 11.           General Provisions.
(a)           Other Terms and Conditions.  The grant of any Award under this Plan may also be subject to such other provisions or include other tandem rights or features (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate.  The foregoing notwithstanding, no Award shall include any additional deferral feature or other provision that would cause the Award to be subject to Section 409A of the Code.

(b)           No Fractional Shares.  No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(c)           Requirements of Law.  The granting of Awards under this Plan and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(d)           Governing Law.  This Plan, and all agreements under this Plan, should be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any Award Agreement, may only be brought and determined in a court sitting in the County of Bergen, or the Federal District Court for the Third District of New Jersey sitting in Third District, in the State of New Jersey.

(e)           Severability.  If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, Award Agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

(f)           Other Arrangements.  Nothing contained in the Plan shall prevent the Company or any Company Entity from adopting or continuing in effect other or additional compensation arrangements for Participants, and such arrangements may be either generally applicable or applicable only in specific cases.

(g)           No Right to Remain Employed.  The grant of an Award to a Participant pursuant to the Plan shall confer no right on such Participant to continue as an officer, employee, consultant, advisor or other similar position relative to the Company or any Company Entity. Except for rights accorded under the Plan, Participants shall have no rights as holders of Shares as a result of the granting of Awards hereunder.

Section 12.           Definitions.
(a)           “Award” means any grant of Options, Restricted Stock or Restricted Stock Units under this Plan.

(b)           “Award Agreement” means a written agreement, in such form (consistent with the terms of this Plan) as approved by the Committee.

(c)           “Board” shall mean the Board of Directors of the Company.

(d)           “Cause” means with respect to a Participant any of the following as determined by the Board, in its sole discretion, (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Company Entity, (c) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct, or (d) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

(e)           “Change of Control” means the occurrence of any of the following: events with respect to the Company:

a.      any Person (other than an Exempt Person) acquires securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

b.      any Person acquires, during the twelve (12) month period ending on the date of the most recent acquisition, securities of Company representing thirty percent (30%) of Company’s then outstanding voting securities;

c.      a majority of the members of the  Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board serving immediately prior to such appointment or election; or

d.      any Person, during the twelve (12) month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

(f)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted by applicable regulations, rulings, notices and other similar guidance. Any reference to a specific provision of the Code includes any successor provision and any guidance issued under such provision.

(g)          “Committee” means the Compensation Committee of the Board or any subcommittee thereof.

(h)          “Common Stock” means the $.0001 par value common stock of the Company.

(i)           “Company” shall mean Smart Balance, Inc., a Delaware corporation, together with any successor thereto.

(j)           “Company Entity” means a corporation or other entity in which the Company holds a controlling interest under Treas. Reg. § 1.414(c)-2(b)(2)(i), but determined by applying the phrase “at least 50 percent” in the place of the phrase “at least 80 percent” each place that it appears in such Treasury Regulation or Section 1563(a) of the Code  and each other entity so designated by the Committee as an Affiliate for “legitimate business reasons” (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)) in which the Company holds a controlling interest under Treasury Regulation §1.414(c)-2(b)(2)(i), but determined by applying the phrase “at least 20 percent” in the place of the phrase “at least 80 percent” in  each place it appears in such Treasury Regulation or Section 1563(a) of the Code.

(k)           “Disability” means a determination by the Company to terminate the service relationship between the Company and all Company Entities and a Participant based on the inability of a Participant to perform a material portion of his or her duties and responsibilities on behalf of the Company or a Company Entity due to a physical or mental condition that is expected to last indefinitely.

(l)           “Effective Date” means May 21, 2007.

(m)         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and as interpreted by applicable regulations, rulings, notices and other similar guidance. Any reference to a specific provision of the Exchange Act includes any successor provision and any guidance issued under such provision.

(n)          “Fair Market Value” shall mean with respect to a Share, for purposes of determining the minimum exercise price of an Option on the Grant Date or otherwise, (i) if the Shares are readily tradable on an established securities market, the closing price of a Share on such market on the Grant Date or (ii) if the Shares are not readily tradable on an established securities market, the value determined by the Committee as of the Grant Date through the reasonable application of a reasonable valuation method and otherwise in accordance with Treas. Reg. § 1.409A-1(b)(5)(iv)(B).

(o)          “Grant Date” means the date on which all corporate action required to duly authorize and effect the grant of the Award is first completed or the first date on which all conditions precedent to the effectiveness of the Award are fully satisfied, if later.

(p)          “Option” shall mean the right to purchase Shares at a stated price in accordance with the terms of this Plan and the underlying Award Agreement.

(q)          “Participant” shall mean a permanent full-time employee (defined as at least 32 hours per week) or director of the Company or any Company Entity and who enters into a written Award Agreement with the Company. Only Participants shall be entitled to receive Awards under this Plan.

(r)           “Performance Cycle” means a time period of not less than one (1) and not more than five (5) years as specified by the Committee at the time Performance Awards are granted during which the performance of the Company will be measured.

(s)           “Performance Goals” means any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more Company Entities or other business units: revenue; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; gross sales; net sales; product units sold; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; Fair Market Value of Shares; basic earnings per share; diluted earnings per share; return on shareholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; and/or return on year-end equity.

(t)           “Performance-Based Restricted Stock” means Awards of Restricted Stock that are contingent upon the attainment of specified Performance Goals within the Performance Cycle and that are subject to the terms and conditions provided in Section 6(b)-(e) hereof.

(u)          “Plan” shall mean the Amended and Restated Smart Balance, Inc. Incentive Stock and Awards Plan, as set forth herein and as amended from time to time.

(v)          “Restricted Stock” means Shares that are issued to a Participant under this Plan and subject to a risk of forfeiture and/or restrictions on transfer that constitute a substantial risk of forfeiture for purposes of Section 83 of the Code and that may lapse upon the achievement or partial achievement of Performance Goals during the period specified by the Committee and/or upon the completion of a period of service, as established by the Committee and reflected in the applicable Award Agreement.

(w)         “Restricted Stock Units” mean the right to receive Shares and/or Restricted Stock at a future date, subject to the completion of such Performance Goals and/or upon the completion of a period of service, as the Committee shall establish as part of the Award Agreement.  Prior to the achievement of such Performance Goals and/or upon the completion of a period of service, the Participant shall have no rights with respect to such Restricted Stock Units, except as set forth in the underlying Award Agreement. Each Restricted Stock Unit shall correspond and relate to one Share under this Plan.

(x)           “Share” means a share of Common Stock.

(y)          “Separation From Service” shall mean with respect to an employee the termination of the employee’s employment with the Company and all Company Entities, provided that, notwithstanding such termination of the employment relationship between the employee and the Company and all Company Entities, the employee shall not be deemed to have had a Separation from Service where it is reasonably anticipated that the level of bona fide services that the employee will perform (whether as an employee or independent contractor) following such termination for the Company and all Company Entities would be twenty percent (20%) or more of the average level of bona fide services performed by the employee (whether as an employee or independent contractor) for the Company and all Company Entities over the immediately preceding thirty-six (36) month period (or such lesser period of actual service).  In such event, Separation from Service shall mean the permanent reduction of the level of bona fide services to be performed by the employee (whether as an employee or independent contractor) to a level that is less than twenty percent (20%) of the average level of bona fide services performed by the employee (whether as an employee or independent contractor) during the thirty-six (36) month period (or such lesser period of actual service) immediately prior to the termination of the employee’s employment relationship.  A Separation from Service shall not be deemed to have occurred if the employee is absent from active employment due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six months or (ii) the period during which the Employee’s right to reemployment by the Company or any Company Entity is provided either by statute or contract.  “Separation of Service” with respect to a consultant or advisor who is an independent contractor with respect to the Company for income and employment tax purposes means a good-faith and complete termination of the service relationship with the consultant or advisor at a time when there is no reasonable expectation that the consultant or advisor will provide further services in the future either as an independent contractor or employee.

(z)          “Tax Obligation” means with respect to any period an amount equal to the total obligation of the Company to withhold and deposit federal, state or local employment and income taxes with respect to an Award.